                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE - APRIL 23, 2001


CONTACT:          LINDA A. PLEIMAN
                  DIRECTOR OF INVESTOR RELATIONS AND CORPORATE COMMUNICATIONS NS GROUP, INC.
                  (859) 292-6809
                  WWW.NSGROUPONLINE.COM


            NS GROUP OUTPERFORMS FIRST QUARTER EARNINGS EXPECTATIONS

             COMPANY REPORTS $0.08 EPS BEFORE RESTRUCTURING CHARGES


Newport, Kentucky (April 23, 2001) -- NS Group, Inc. announced today the results for its first quarter ended March 31, 2001. First quarter net sales were $82.1 million, a 12 percent increase, from $73.4 million in the December 2000 quarter. The company reported an operating loss of $53.8 million, including restructuring charges of $56.2 million, in the first quarter compared to an operating loss of $5.0 million in the December 2000 quarter. First quarter operating income before restructuring charges was $2.4 million.

Restructuring charges of $56.2 million ($0.6 million of which is required to be recorded to cost of products sold), were the result of the company's decision to discontinue manufacturing steel and hot rolled coils for its welded tubular operations and to exit the special bar quality (SBQ) business. Of the total charge, non-cash charges were $43.4 million, resulting primarily from the write-down of fixed assets.

The company reported a net loss of $54.5 million, or a $2.60 loss per diluted share, for the March 2001 quarter compared to net income of $7.8 million, or $0.36 per diluted share, for the December 2000 quarter. Before restructuring charges of $56.2 million, or $2.68 per diluted share, the company reported net income of $1.7 million, or $0.08 per diluted share. Also, the first quarter 2001 included other income of $1.1 million, or $0.05 per diluted share, for a claim settlement pertaining to the company's purchases of electrodes from 1992 to 1997. The December 2000 quarter included non-recurring income of $11.8 million, or $0.55 per diluted share, primarily related to the sale of a subsidiary.

Earnings before restructuring charges, extraordinary items, net interest expense, taxes, depreciation and amortization (EBITDA) were $8.9 million in the March 2001 quarter versus $0.6 million in the December 2000 quarter.


                                     -more-

Rene Robichaud, President and Chief Executive Officer of NS Group, Inc. stated, "Our better-than-expected performance in the March quarter was positively impacted by our decision to purchase low-cost coils and the fine efforts of our employees as we worked through our restructuring."

As previously announced on March 29, 2001, the company has discontinued manufacturing steel and hot rolled coils and will exit the SBQ products business by June 2001.

Robichaud said, "Discontinuing these operations allows us to focus our resources on our energy products and provides us with a lower, more flexible cost structure. The restructuring is expected to produce annual cost savings of $16 to $18 million, of which half would be in cash savings and the remainder in reduced depreciation charges. We will begin to recognize these savings in our June 2001 quarter. Our balance sheet remains strong. At the end of March 2001, we reported $81 million in cash and investments, and on a net basis, we are debt free."

"The outlook for our business has never been brighter," continued Robichaud. "Our volumes are picking up quite nicely and our costs are coming down. Demand for our OCTG and line pipe products is expected to stay strong for several years. Our near term forecast remains unchanged. We estimate the June 2001 quarter's results to be in the range of $0.35 to $0.40 per diluted share and for the full year 2001, before restructuring charges, to be in the area of $1.35 per diluted share," Robichaud concluded.

NS Group is scheduled to host a conference call and simultaneous web cast on Monday April 23, 2001 at 2:00 p.m. Eastern Time. Details concerning the conference call and web cast are available on the company's web site, www.nsgrouponline.com.

NS Group, Inc. is a leading producer of seamless and welded tubular products serving the energy industry. The company's tubular products are used in the drilling and exploration as well as the transmission of oil, natural gas and other fluids. The company's tubular products are marketed primarily in the United States and certain foreign markets. NS Group is traded on the NYSE under the symbol: NSS. NS Group, Inc. is headquartered in Newport, Kentucky.

Log on to www.nsgrouponline.com to learn more about NS Group, Inc.


                                       ###

                                 NS GROUP, INC.
                           SUMMARIZED FINANCIAL DATA
             (In thousands, except per share amounts, tons shipped,
                          selling price and rig count)
                                  (Unaudited)

                                                                                           THREE MONTHS ENDED
                                                                            ------------------------------------------------
                                                                            MARCH 31,          DECEMBER 31,        MARCH 31,
                                                                              2001                 2000              2000
                                                                            ---------          ------------        ---------
Net sales                                                                   $ 82,114             $ 73,357          $  90,277

Operating income (loss)                                                      (53,813)(a)           (4,960)              (601)

Income (loss) from continuing operations before income taxes
   and extraordinary items                                                   (54,398)              (6,539)            (8,696)

Provision (benefit) for income taxes                                              --               (2,474)              (159)

Income (loss) from continuing operations before extraordinary items          (54,398)              (4,065)             8,537

Income from discontinued operations, net of taxes                                 --               10,955                306

Income (loss) before extraordinary items                                     (54,398)               6,890             (8,231)

Extraordinary items, net of taxes                                                (59)                 900                 --

Net income (loss)                                                            (54,457)(a)            7,790             (8,231)

Per common share - diluted:
     Income (loss) from continuing operations                               $  (2.60)            $  (0.19)         $   (0.40)
     Income from discontinued operations, net of taxes                            --                 0.51               0.02
     Extraordinary items, net of taxes                                            --                 0.04                 --
                                                                            --------             --------          ---------
     Net income (loss)                                                      $  (2.60)(a)         $   0.36          $   (0.38)
                                                                            ========             ========          =========

Weighted average shares outstanding - diluted:                                20,948               21,620             21,515

EBITDA (b)                                                                  $  8,910             $    632          $     187

Product shipments (tons):
     Energy products - welded                                                 74,200               59,000            105,700
                     - seamless                                               45,000               42,300             37,500
     Industrial products - SBQ                                                14,000               14,200             42,400

Average selling price per ton:
     Energy products - welded                                               $    498             $    497          $     416
                     - seamless                                             $    871             $    891          $     754
     Industrial products - SBQ                                              $    428             $    414          $     414

Average rig count                                                              1,139                1,076                770



(a) Restructuring charges of $56.2 million were recorded in the quarter. Excluding these charges operating income, net income and earnings per diluted share would have been $2.4 million, $1.7 million and $0.08, respectively.

(b) Represents earnings (loss) before net interest expense, taxes, depreciation, amortization and restructuring charges and is calculated as income (loss) from continuing operations plus net interest expense, taxes, depreciation, amortization and restructuring charges.

Note: Reclassifications have been made to certain prior period amounts to conform with the current period's presentation for freight costs.